Exhibit 99.1

(NASDAQ: BOCH)

For Immediate Release:

Bank of Commerce Holdings Announces New Director, Karl L. Silberstein

REDDING, California, June 22, 2016 / Globe Newswire — Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.1 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced the addition of Karl L. Silberstein to the Board of Directors of both the Company and the Bank.

“We are excited to welcome someone of Mr. Silberstein’s caliber and expertise to our Boards of Directors. We believe that Mr. Silberstein will complement our existing Boards of Directors well, and we look forward to the value he will add,” said Mr. Eslick.

Mr. Silberstein is a certified public accountant with 38 years of combined professional experience in public accounting and financial executive leadership. He is currently Senior Vice President, Financial Operations at Dignity Health, a healthcare company with $12 billion in annual revenue. He also serves as staff to its Audit Committee. Mr. Silberstein received his BS in Business Administration (Accounting) from California State University, Sacramento and is a graduate of Leadership Sacramento. He has experience on numerous other corporate and non-profit boards including roles as chair and president.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC-insured California banking corporation providing commercial banking and financial services through nine offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH.”

Investment firms making a market in BOCH stock are:

Raymond James Financial

John T. Cavender

555 Market Street

San Francisco, California 94105

(800) 346-5544

Stifel Nicolaus

Perry Wright

1255 East Street, Suite 100

Redding, California 96001

(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959